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                                                                     EXHIBIT 4.3


                       ESCROW AND DISBURSEMENT AGREEMENT



                          This ESCROW AND DISBURSEMENT AGREEMENT ("Agreement"),
dated as of July 24, 1998 is entered into by and among THE CHASE MANHATTAN BANK, as escrow agent (together with any Subcustodian (as defined in Section 2(a) below), "Escrow Agent"), BANK OF MONTREAL TRUST COMPANY, as trustee for the benefit of the holders of the Notes (as defined below) under the Indenture (as defined below) (the "Trustee"), and SPLITROCK SERVICES, INC., a Delaware corporation (the "Company").

                                    RECITALS

                          A. Pursuant to that certain Indenture dated as of July 24, 1998, by and among the Company and the Trustee (the "Indenture"), the Company has issued $261,000,000 aggregate principal amount of its 11 3/4% Senior Notes due 2008 (together with any other Securities issued under the Indenture, including in connection with a Registered Exchange Offer, the "Notes").

                          B. The parties are entering into this Agreement to set forth the conditions upon which, and the manner in which, funds will be disbursed from the Escrow Account to be established pursuant to this Agreement and released from the security interest and lien described in Section 6(a) of this Agreement.

                                   AGREEMENT

                 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Defined Terms. Capitalized terms used herein but not defined herein shall have the meanings given in the Indenture. In addition to any other defined terms used herein, the following terms shall constitute defined terms for purposes of this Agreement and shall have the meanings set forth below:

                          "Acceptable Replacement Escrow Agent" means a
corporation organized and doing business under the laws of the United States of America or of any state thereof authorized under such laws to exercise corporate trustee power, subject to supervision or examination by federal or state authority and having a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

                          "Available Funds" means (A) the sum of (i) the
Initial Escrow Amount and (ii) interest and other amounts earned, if any, or dividends paid on the funds in the Escrow Account (including holdings of Temporary Cash Investments), less (B) the aggregate disbursements previously made pursuant to this Agreement.

                          "Escrow Account" means the escrow account established
pursuant to Section 2 hereof.
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                          "Escrow Account Statement" shall have the meaning
given in Section 2(g) hereof.

                          "Escrow Agent" has the meaning set forth in Section
2(a) hereof.

                          "Escrow Collateral" shall have the meaning given in
Section 6(a) hereof.

                          "Initial Escrow Amount" means $56,604,237.20.

                          "Payment Notice and Disbursement Request" means a
notice sent by the Trustee to Escrow Agent ordering a disbursement of funds from the Escrow Account, in substantially the form of Exhibit A hereto. Each Payment Notice and Disbursement Request shall be signed by an officer of the Trustee whose signature appears on a Certificate of Incumbency, as defined in
Section 2(i), that has been provided to the Escrow Agent.

         2.      Escrow Account, Escrow Agent.

         (a) Appointment of Escrow Agent. The Trustee and the Company hereby appoint THE CHASE MANHATTAN BANK, and THE CHASE MANHATTAN BANK hereby accepts appointment, as escrow agent ("Escrow Agent") under the terms and conditions of this Agreement. The term "Escrow Agent" shall be deemed to include any successor to, or subcustodian located in the State of New York ("Subcustodian") appointed by, Escrow Agent.

         (b)     Establishment of Escrow Account.

                          (i)     Concurrently with the execution and delivery
hereof, Escrow Agent shall establish the Escrow Account at the office of Escrow Agent or Subcustodian in New York. All funds and Temporary Cash Investments accepted by Escrow Agent pursuant to this Agreement shall be held for the exclusive benefit of the Trustee, for the ratable benefit of the holders of the Notes. All such funds and Temporary Cash Investments shall be held in the Escrow Account until disbursed in accordance with the terms hereof. The Escrow Account, and the funds and any permitted Temporary Cash Investments and proceeds held therein by Escrow Agent, shall be deemed to be under the sole dominion and control of the Trustee for the ratable benefit of the holders of the Notes and all such funds and Temporary Cash Investments shall be held by Escrow Agent separate and apart from all other funds or investments of or held by Escrow Agent, subject to Section 5 hereof. Concurrently with the execution and delivery hereof, the Company shall deliver the Initial Escrow Amount in cash or Temporary Cash Investments to Escrow Agent for deposit into the Escrow Account against Escrow Agent's written acknowledgment and receipt of the Initial Escrow Amount. Escrow Agent hereby acknowledges the security interest in the Escrow Collateral in favor of the Trustee as a secured party for the ratable benefit of the holders of the Notes. Escrow Agent does not have any interest in the Escrow Collateral except as escrow holder for the benefit of the Trustee for the ratable benefit of the holders of the Notes. The parties acknowledge that this Agreement is intended to establish control of the Escrow Account and the Escrow Collateral in favor of the Trustee for the ratable benefit of the holders of the Notes in accordance and for purposes of Sections 8-106 and 9-115 of the Uniform Commercial Code (as defined in the Indenture). The parties agree that no other person shall be granted such control.

                          (ii)    The Company shall pay or reimburse Escrow
Agent upon request for any transfer taxes or other taxes, fees, charges or expenses relating to the Escrow Collateral incurred



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in connection herewith and shall indemnify and hold harmless Escrow Agent from any amounts that it is obligated to pay in the way of such taxes, fees, charges or expenses. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Company shall be responsible for reporting and paying taxes on all income earned on investment of funds which are part of the Escrow Collateral. This paragraph shall survive notwithstanding any termination of this Agreement or the earlier resignation or removal of Escrow Agent.

                          (iii)   Escrow Agent hereby confirms that (i) it has
established the Escrow Account, (ii) it will hold (a) the Escrow Account and any and all cash and Temporary Cash Investments (whether certificated or uncertificated), now or hereafter held in or constituting part of or relating to such Escrow Account, (b) all related stock and bond powers, certificates and instruments held in the Escrow Account and all replacements, substitutions, interest, cash and stock dividends, warrants, options, money, instruments, documents, goods, chattel paper, accounts, general intangibles, deposit accounts, partnership and limited liability company interests, and other property and rights of any nature paid, accrued, received, receivable or distributed with respect thereto from time to time, and (c) with respect to the foregoing, all products and proceeds thereof, (iii) the Escrow Account is a "securities account" as such term is defined in Section 8-501(a) of the Uniform Commercial Code, (iv) each item of property (including securities) credited to the Escrow Account shall be treated as a "financial asset" within the meaning of Section 8-102 of the Uniform Commercial Code, (v) all property (including securities) delivered to it will be promptly credited to the Escrow Account and
(vi) all property (including securities) underlying any financial assets credited to the Escrow Account shall be registered in the name of the Trustee or Escrow Agent, endorsed to the Trustee, Escrow Agent or in blank or credited to another securities account maintained in the name of Escrow Agent and in no case will any financial asset credited to the Escrow Account be registered in the name of the Company, payable to the order of the Company or specially endorsed to the Company. Escrow Agent shall receive and hold in the Escrow Account all Escrow Collateral purchased from or through Escrow Agent with assets in the Escrow Account and record or credit all such Escrow Collateral in the name of "Bank of Montreal Trust Company, as Trustee under the Indenture dated as of July 24, 1998" or in the name of Escrow Agent and Escrow Agent shall collect all income and all proceeds of sales or other dispositions of such Escrow Collateral and deposit the same in the Escrow Account.

         (c)     Escrow Agent Compensation.

                          (i)     The Company shall pay to Escrow Agent from
time to time such compensation for its services as may be agreed upon by Escrow Agent and the Company from time to time. The Company shall reimburse Escrow Agent upon request for all reasonable out-of-pocket expenses incurred by it, including costs of collections, in addition to the compensation for its services. Such expenses shall include the compensation and expenses, disbursements and advances of Escrow Agent's agents, counsel, accountants and experts.

                          (ii)    To the extent not paid by the Company when
due, Escrow Agent shall be entitled to disburse from the Escrow Account upon written permission from the Trustee all amounts due to Escrow Agent as compensation for services to be performed by Escrow Agent under this Agreement.





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